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                                                                    EXHIBIT 99.1


For Immediate Release                                     Contact: Andrea Smith
Friday, March 22, 2002                                             702/367-5683



                          NEVADA POWER COMPANY REACHES
                         AGREEMENTS FOR LONG-TERM POWER

LAS VEGAS, NEV. -- Nevada Power Company today announced that it has reached two long-term agreements marking significant progress in its efforts to stabilize rates and ensure reliable supplies for Nevada customers. Related to its current deferred rate case pending before the Public Utilities Commission of Nevada
(PUCN), these agreements could potentially result in an 8.8 percent increase as opposed to the original request of 20-plus percent.

"These partnerships with Williams Energy and Reliant Energy provide an insurance policy to our customers thereby mitigating the impact of the crisis we endured last year," said Walt Higgins, chairman and chief executive officer of Sierra Pacific Resources (parent company of Nevada Power).

The first of the Williams transactions, which upon PUCN approval, will qualify for the deferred accounting mechanism established by the Nevada Legislature in 2001, offers a four-year arrangement, which will lower costs in 2002. In addition, Williams in partnership with MidAmerican Energy Holding Company, an affiliate of Berkshire Hathaway, and Nevada Power have agreed to enter into negotiations for a full requirements contract that would help manage future volatility in the marketplace and insulate customers from future price swings. The Williams/MidAmerican agreement would optimize the financial and power resources available to serve and retain existing power load requirements while supporting further economic development across the state of Nevada.

"Williams believes this partnership will set a great precedent for developing comprehensive solutions for power reliability and price stability for not only Nevada, but for the entire industry," said Steve Malcolm, president and chief executive officer of Williams. "We are proud to work with Nevada Power Company to bring this to the people of the state."

The Williams agreement also encourages Nevada Power to secure other power supply agreements that Williams could manage under its broader long-term role with the company. "Williams views this arrangement as an alliance between Williams, MidAmerican, Nevada Power, its customers and its suppliers," said Malcolm. Williams and MidAmerican would be prepared to build new generation in order to serve Nevada Power's rapidly increasing power obligations.

Concurrent with that, Nevada Power also secured 625 megawatts from Reliant Resources, a majority-owned subsidiary of Reliant Energy. Reliant will provide the power from its southwestern portfolio, which includes two plants in southern Nevada.

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"We've stated consistently that we want to be a part of the solution for Western power markets, and this deal helps ensure price stability for the ratepayers of southern Nevada for years to come," said Jack Farley, president of the Reliant Energy Wholesale Group West Region.

Both agreements are subject to regulatory approval by the Public Utilities Commission of Nevada.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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